Exhibit 11.1

                               Cyber Digital, Inc.
                 Statement of Computation of Earnings Per Share

                                                     Six Months
                                                       Ended
                                                   September 30,                          Year Ended March 31,
                                                   1996          1996           1995         1994         1993         1992


Net income (loss)                                  (40)           $975           $(743)      $(208)       $(224)        $109
                                                   ====           ====           ======      ======       ======        ====


Shares:
Weighted average common shares

outstanding                                      15,112         14,256           13,653      13,039       12,739      12,521

Dilutive effect of assumed conversion
of incentive stock options and a non-
qualified option                                  1,865          1,619               --          --           --       1,072
Weighted average common shares

outstanding as adjusted                          16,977         15,875           13,653      13,039       12,739      13,593
                                               ========         ======           ======      ======       ======      ======

Net income (loss) per common share:

Primary                                         $(0.00)          $0.07          $(0.05)     $(0.02)      $(0.02)       $0.01
Fully Diluted                                   $(0.00)          $0.07          $(0.05)     $(0.02)      $(0.02)       $0.01
